CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectuses of Invesco Van Kampen Core Plus Fixed Income Fund, Invesco Van Kampen Corporate Bond Fund, and Invesco Van Kampen High Yield Fund and under the caption “Independent Registered Public Accounting Firm”, the predecessor fund’s auditor, and to the incorporation by reference of our reports dated November 20, 2009 for Invesco Van Kampen Government Securities Fund and February 19, 2010 for Invesco Van Kampen Limited Duration, in the Statement of Additional Information of AIM Investment Securities Funds (Invesco Investment Securities Funds) in this Post-Effective Amendment No. 51 to the Registration Statement (Form N-1A No. 033-39519) of AIM Investment Securities Funds (Invesco Investment Securities Funds).
ERNST & YOUNG LLP
Chicago, Illinois
December 16, 2010